EX-28.g.1.a

AMENDMENT TO CUSTODIAL

SERVICES AGREEMENT

This amendment dated as of             , 2013 (the “Amendment”) amends that certain Custodial Services Agreement (the “Agreement”) dated December 21, 2012 between Citibank, N.A. (the “Bank”) and DFA Investment Dimensions Group Inc. (the “Customer”)

WHEREAS, the Customer has added or intends to add the new portfolios which are listed in Appendix B attached hereto.

WHEREAS, the Customer and the Bank wish to confirm their mutual consent to the new Portfolios by amending and supplementing Appendix B of the Agreement.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties agree as follows:

1.	Appendix B of the Agreement is amended and supplemented by the Appendix B attached hereto.

2.	This Amendment is made pursuant to the preamble and Section 21(A) of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized.

Citibank, N.A.	Customer: DFA Investment Dimensions Group Inc.

By:	By:

Name:	Name:

Title:	Title:

Attest:	Attest:

Name:	Name:

APPENDIX B

DFA INVESTMENT DIMENSIONS GROUP INC.

PORTFOLIO	TAX IDENTIFICATION NUMBER
World ex U.S. Core Equity Portfolio	46-1954408